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                                                                 EXHIBIT 23.1


                          CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated May 1, 1998, on our audits of the financial statements of AMC Entertainment Inc. and subsidiaries as of April 2, 1998 and April 3, 1997, and the year (52 weeks) ended April 2, 1998, the year (53 weeks) ended April 3, 1997 and the year (52 weeks) ended
March 28, 1996 which report is incorporated by reference in this Form S-4 and is included in AMC Entertainment Inc.'s Annual Report on Form 10-K for the year ended April 2, 1998. We also consent to the references to our firm under the caption "Experts".

/s/ PRICEWATERHOUSECOOPERS LLP
Kansas City, Missouri
March 9, 1999